Exhibit 10.1
Execution Version

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into this 10th day of September, 2014 by and between Darrell Finneman, a resident of the State of Colorado (“Employee”), and Northern Oil and Gas, Inc., a Minnesota corporation having its principal office at 315 Manitoba Avenue, Suite 200, Wayzata, Minnesota (the “Company”).

WHEREAS, the Company desires to employ Employee, and Employee desires to accept such employment, pursuant to the terms and conditions set forth in this Agreement;

WHEREAS, during his employment with the Company, Employee will have access to the Company’s confidential, proprietary and trade secret information.  Employee and the Company agree that it is in the best interests of the Company to protect its confidential, proprietary and trade secret information, to prevent unfair competition by former employees following separation of their employment and to secure cooperation from former employees with respect to matters related to their employment with the Company; and

WHEREAS, Employee acknowledges that his receipt of compensation and benefits under this Agreement depends on, among other things, his agreement to abide by the confidentiality, non-competition, non-solicitation and other covenants contained in this Agreement in Sections 9 and 10 below.

NOW, THEREFORE, in consideration of the foregoing recitals and the respective agreements of the Company and Employee as set forth below, the Company and Employee, intending to be legally bound, agree as follows:

1.           Term.  Effective as of October 1, 2014 (the “Effective Date”), the Company hereby employs Employee, and Employee hereby accepts such employment on the terms and conditions set forth herein, for the period commencing on the Effective Date and ending four (4) years later, unless sooner terminated pursuant hereto (the “Initial Term”).  The Company and Employee shall provide one another with written notice ninety (90) days prior to the fourth anniversary of the Effective Date, and on subsequent yearly anniversaries of the Effective Date, of their intention to terminate this Agreement or to extend the Agreement under the terms and conditions hereof for successive, additional one (1) year periods, subject to early termination pursuant hereto (each a “Renewal Term”).  The Agreement will be extended only if both the Company and Employee agree to extend the Agreement.  The Initial Term together with any Renewal Term(s) is herein referred to as the “Term.”  If Employee remains employed by the Company after the Term, then such employment shall be according to such terms and conditions as the Company may establish from time to time.

2.           Services.  The Company hereby agrees to employ Employee in the role of the Company’s “Executive Vice President, Land” and Employee hereby accepts such employment with the Company on the terms and conditions set forth herein.  Employee shall perform all activities and services as the Company’s Executive Vice President, Land, which shall include such duties and responsibilities as the Company’s Board of Directors (the “Board”), Chief Executive Officer and/or Chief Financial Officer may from time-to-time reasonably prescribe (the “Services”).  Employee shall use his best efforts to make himself available to render such Services to the best of his abilities.  The Services shall be performed in a good professional and workmanlike manner by Employee, to the Company’s reasonable satisfaction.

3.           Location.  Employee’s position will be based out of the Denver, Colorado metropolitan area.  It is anticipated that the Company will enter into a lease for office space in that area reasonably promptly after the Effective Date.  Employee acknowledges and agrees that his position will from time to time require travel, including without limitation to the Company’s principal office, which is currently located in Wayzata, Minnesota.

4.           At-Will Relationship.  Employee’s employment with the Company shall be entirely “at-will,” meaning that either Employee or the Company may terminate such employment relationship at any time for any reason or for no reason at all, subject to the provisions of this Agreement.    The date upon which Employee’s termination of employment with the Company occurs is the “Termination Date.”  For purposes of Section 8(b)(x) and (y) of this Agreement only, with respect to the timing of any payments thereunder, the “Termination Date” shall mean the date on which a “separation from service” has occurred for purposes of Section 409A of the Internal Revenue Code of 1986 (the “Code”) and the regulations and guidance thereunder.

5.           Compensation.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following compensation while Employee is employed by the Company during the Term:

(a)           Salary.  The Company shall pay Employee an annualized base salary according to this Section 5(a) (the “Salary”), which salary shall be payable to Employee in accordance with the Company’s customary payroll practices.  Employee’s annualized Salary shall initially be $220,000.  Thereafter, Employee’s annualized Salary shall be subject to review and adjustment (but not below $220,000) in the discretion of the Company’s Compensation Committee or Board.

(b)           Annual Bonus.  For each calendar year during the Term commencing with the 2014 calendar year, Employee shall be eligible to receive an annual incentive bonus at the discretion of the Company’s Compensation Committee or Board (the “Annual Bonus”).  The Annual Bonus, if any, shall be determined in the sole discretion of the Company’s Compensation Committee, based upon a mix of Compensation Committee discretion and/or performance relative to performance goals, which goals may be tied to Company performance and/or individual performance specific to Employee’s role, and to be paid in such form as the Compensation Committee or Board may determine, but no later than March 15 of the calendar year immediately following the calendar year for which such bonus is earned.  The executive officer annual cash bonus plan currently offers a bonus opportunity ranging from 0-200% of base salary, based on a mix of performance goals and discretionary factors, which the Compensation Committee retains the discretion to tailor individually to Employee’s role.  Any Annual Bonus for the 2014 calendar year shall be pro-rated based on Employee’s days of employment with the Company during 2014.  For the avoidance of doubt, nothing herein shall obligate the Company to pay any bonus to Employee at any time, and the terms and structure of any annual cash bonus plan used to determine an Annual Bonus is in the sole discretion of the Company’s Compensation Committee and Board.

(c)           Initial Restricted Stock Grant.  As of the Effective Date, Employee shall receive a restricted stock grant of 40,000 shares of the Company’s common stock (the “Restricted Stock Award”) in accordance with the terms and conditions of a restricted stock award agreement in the form attached hereto as Exhibit A to be entered into between the Company and Employee dated the Effective Date (the “Restricted Stock Agreement”).  The restricted stock included in the Restricted Stock Award shall vest in four equal annual installments on October 1st of each year from 2015 through 2018, subject to accelerated vesting under certain circumstances as specified in the Restricted Stock Agreement.

(d)           Annual Long-Term Incentive Grant.  In connection with the long-term incentive grant determination process undertaken by the Company’s Compensation Committee or Board, commencing with year-end 2014, Employee shall be eligible to receive a long-term incentive grant at the discretion of the Company’s Compensation Committee or Board (the “Annual Grant”).  The Annual Grant, if any, shall be determined in the sole discretion of the Company’s Compensation Committee, based upon a mix of Compensation Committee discretion and/or performance relative to performance goals, which goals may be tied to Company performance and/or individual performance specific to Employee’s role, with any grant vesting in installments following grant as determined by the Company’s Compensation Committee or Board.  The executive officer annual long-term incentive plan currently offers a restricted stock grant opportunity ranging from 0-300% of base salary, based on a mix of discretionary factors and performance goals, which the Compensation Committee retains the discretion to tailor individually to Employee’s role.  Any Annual Grant for the 2014 calendar year shall be pro-rated based on Employee’s days of employment with the Company during 2014.  For the avoidance of doubt, nothing herein shall obligate the Company to make any incentive grant to Employee at any time, and the terms and structure of any long-term incentive plan used to determine an Annual Grant is in the sole discretion of the Company’s Compensation Committee and Board.

6.           Benefits.  In consideration for Employee entering into this Agreement with the Company and performing the Services required hereunder during the Term, the Company shall provide Employee with the following employee benefits while Employee is employed by the Company during the Term:

(a)           Employee shall be entitled to participate in all such employee benefit plans and programs of the Company as are provided from time to time by the Company to employees of the Company to the extent that Employee meets the eligibility requirements for each such individual plan or program.  The Company provides no assurance as to the adoption or continuance of any particular employee benefit plan or program for employees of the Company and Employee’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(b)           The Company shall provide a $1,000 monthly car allowance to Employee for lease payments, insurance, gasoline and maintenance expenses, up to an aggregate maximum expense for the Company of $12,000 per calendar year.  Employee shall provide such appropriate documentation regarding these expenses as Company may reasonably require.

(c)           Employee, Employee’s spouse and any eligible children of Employee (the “Employee’s Family”) shall be entitled to participate in health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans that the Company may have in effect from time-to-time and provided the Employee and Employee’s Family meets the eligibility requirements for each such individual plan or program. The Company provides no assurance as to the adoption or continuance of any particular health, hospitalization, disability, dental and other such health-related benefits and/or insurance plans or programs and Employee and Employee’s Family’s participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

(d)           Employee shall be entitled to four weeks paid vacation each calendar year.

(e)           Employee shall be reimbursed by the Company for all ordinary and customary business expenses, including travel, communication costs and other disbursements incurred by him, for and on behalf of the Company, in connection with the provision of the Services required under this Agreement.  Employee shall provide such appropriate documentation regarding such expenses and disbursements as Company may reasonably require.  Reimbursement shall occur at least once per month and must be paid no later than the end of the Company’s taxable year following the taxable year in which such expenses are incurred.

7.           Rights Upon A Change in Control.

(a)           Upon a Change in Control of the Company (as defined below) during the Term, the effect upon any options, warrants, restricted stock, restricted stock units or other equity interests in the Company (the “Securities”) held in the name of Employee, or any portion thereof, shall be as provided for under the applicable grant agreements and plan document(s) governing such Securities.

(b)           Any of the following shall constitute a “Change in Control” for the purposes of this Agreement:

(i)           The consummation of a reorganization, merger, share exchange, consolidation or similar transaction, the acquisition of a majority of the outstanding common stock of the Company by a person or group acting in concert or the sale or disposition of all or substantially all of the assets of the Company, unless, in any case, the persons beneficially owning the voting securities of the Company immediately before that transaction beneficially own, directly or indirectly, immediately after the transaction, at least fifty (50%) of the voting securities of the Company or any other corporation or other entity resulting from or surviving the transaction in substantially the same proportion as their respective ownership of the voting securities of the Company immediately prior to the transaction;

(ii)           A majority of the members of the Board shall not be Continuing Directors (“Continuing Directors” shall mean: (A) individuals who, on the Effective Date, are directors of the Company, (B) individuals elected as directors of the Company subsequent to the Effective Date for whose election proxies shall have been solicited by the Board, (C) individuals elected as directors of the Company subsequent to the Effective Date pursuant to a nomination of board representation right of preferred stockholders of the Company, or (D) any individual elected or appointed by the Board to fill vacancies on the Board caused by death or resignation (but not by removal) or to newly-created directorships); or

(ii)           The Company’s shareholders approve a complete liquidation or dissolution of the Company.

(c)           The Company’s obligations under this Section 7 of this Agreement are absolute and unconditional, and not subject to any set-off, counterclaim, recoupment, defense, or other right that the Company or any affiliate of the Company may have against the Employee.  The parties agree that the provisions of this Section 7 shall survive any termination of this Agreement.

8.           Rights Upon Termination of Employment.

(a)           If Employee’s employment with the Company is terminated by the Company or Employee for any reason upon or following the expiration of the Term, or if Employee’s employment with the Company is terminated during the Term by reason of:

(i)           Employee’s abandonment of his employment or Employee’s resignation for any reason other than Good Reason (as defined below),

(ii)           termination of Employee’s employment by the Company for Cause (as defined below), or

(iii)           Employee’s death or Disability (as defined below),

then: (A) the Company shall pay to Employee or his beneficiary or his estate, as the case may be, Employee’s Salary through the Termination Date, (B) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date; and (C) any Securities held in the name of Employee, or any portion thereof, may be exercised to the extent Employee was entitled to do so as of the Termination Date in accordance with the terms of the applicable grant agreements and plan document(s) governing such Securities.

(b)          If Employee’s employment with the Company is terminated during the Term by the Company for any reason other than for Cause, or by Employee as a result of his resignation for Good Reason (in either case, an “Involuntary Termination”), then: (i) the Company shall pay Employee’s Salary through the Termination Date, and (ii) the Company shall pay any unpaid expense reimbursement that might have accrued prior to the Termination Date.  In addition, if an Involuntary Termination occurs during the Term and the Termination Date is before a Change in Control or within twenty-four (24) months after a Change in Control, then, subject to Section 8(g) below and any delayed payment requirements under Section 409A of the Code, including the six month wait, if applicable, (x) the Company shall pay Employee a single lump sum payment equal to one multiplied by Employee’s annualized Salary as of the Termination Date, less applicable withholdings, payable to Employee on the sixtieth (60th) calendar day after the Termination Date, and (y) Employee and Employee’s Family shall have the right for one year after the Termination Date to continue to participate in the Company’s benefit plans described in Section 6(c) above, with the Company continuing to pay all applicable insurance premiums (provided the Employee and Employee’s Family meets the eligibility requirements for each such individual plan or program).

(c)           Cause. Termination of Employee for “Cause” shall mean any of the following acts by Employee:

(i)             an intentional act of fraud, embezzlement, theft or any other material violation of law:

(ii)            intentional damage to the Company’s assets;

(iii)           the willful and continued failure to substantially perform required duties for the Company (other than as a result of incapacity due to physical or mental illness); or

(iv)           willful conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise.

(d)           Good Reason.  Resignation for “Good Reason” shall mean resignation by Employee based on any of the following acts by the Company without the consent of Employee:

(i)             a material breach by the Company of any terms and conditions of this Agreement;

(ii)            the relocation of Employee’s office by more than 30 miles from the initial location leased by the Company as contemplated by Section 3 above;

(iii)          a material reduction of Employee’s Salary; or

(iv)           a material reduction in the nature or scope of Employee’s authorities or duties from those previously applicable to him,

provided, however, that “Good Reason” shall not exist unless Employee has first provided written notice to the Company of the occurrence of one or more of the conditions under clauses (i) through (iv) above within ninety (90) days of the condition’s initial occurrence, and such condition is not fully remedied by the Company within thirty (30) days after the Company’s receipt of written notice from Employee.

(e)           Disability. “Disability” hereunder shall mean the inability of Employee to perform on a full-time basis the duties and responsibilities of his employment with the Company by reason of his illness or other physical or mental impairment or condition, if such inability continues for an uninterrupted period of 180 days or more during any 360-day period.  A period of inability shall be “uninterrupted” unless and until Employee returns to full-time work, with or without an accommodation, for a continuous period of at least thirty (30) days.

(f)           In the event of termination of Employee’s employment, the sole obligation of the Company shall be its obligation to make the payments called for by Section 8(a) or Section 8(b) hereof, as the case may be, and the Company shall have no other obligation to Employee or to his beneficiary or his estate, except for compensation earned for services performed through the Termination Date or as otherwise provided by law, under the terms of any other applicable agreement between Employee and the Company or under the terms of any employee benefit plans or programs then maintained by the Company in which Employee participates.

(g)           Notwithstanding the foregoing provisions of this Section 8, the Company shall not be obligated to provide the consideration under Section 8(b)(x) or (y) hereof unless Employee shall have signed a release of claims in favor of the Company in a form reasonably acceptable to the Company, all applicable consideration periods and rescission periods provided by law shall have expired and Employee is in strict compliance with the terms of this Agreement as of the dates of the payments.

9.           Confidential Information.

(a)           Employee shall maintain the confidentiality of all trade secrets, (whether owned or licensed by the Company) and related or other interpretative materials and analyses of the Company’s projects, or knowledge of the existence of any material, information, analyses, projects, proposed joint ventures, mergers, acquisitions, divestitures and other such anticipated or contemplated business ventures of the Company, and other confidential or proprietary information of the Company (“Confidential Information and Materials”) obtained by Employee from the Company.

(b)           In the event that such Confidential Information and Materials are memorialized on any computer hardware, software, CD-ROM, disk, tape, or other media, Company shall have the right, subject to the rights of third parties under contract, copyright, or other law, to view, use and copy for safekeeping or backup purposes such Confidential Information and Materials.  During the period of confidentiality, Employee shall make no use of such Confidential Information and Materials for his own financial or other benefit, and shall not retain any originals or copies, or reveal or disclose any Confidential Information and Materials to any third parties, except as otherwise expressly agreed by the Company.  Employee shall have no right to use the Company’s corporate logos, trademarks, service marks, or other intellectual property without prior written permission of the Company and subject to any limitations or restrictions upon such use as the Company may require.

(c)           Upon expiration or termination of this Agreement, Employee shall turn over to a designated representative of the Company all property in Employee’s possession and custody and belonging to the Company.  Employee shall not retain any copies or reproductions of correspondence, memoranda, reports, notebooks, drawings, photographs or other documents relating in any way to the affairs of the Company and containing Confidential Information and Materials which came into Employee’s possession at any time during the term of Employee’s employment with the Company.

(d)           Employee acknowledges that the Company is a public company registered under the Exchange Act and that this Agreement may be subject to the filing requirements of the Exchange Act.  Employee acknowledges and agrees that the applicable insider trading rules and limitations on disclosure of non-public information set forth in the Exchange Act and rules and regulations promulgated by the SEC shall apply to this Agreement and Employee’s employment with the Company.  Employee (on behalf of himself as well as his executors, heirs, administrators and assigns) absolutely and unconditionally agrees to indemnify and hold harmless the Company and all of its past, present and future affiliates, executors, heirs, administrators, shareholders, employees, officers, directors, attorneys, accountants, agents, representatives, predecessors, successors and assigns from any and all claims, debts, demands, accounts, judgments, causes of action, equitable relief, damages, costs, charges, complaints, obligations, controversies, actions, suits, proceedings, expenses, responsibilities and liabilities of every kind and character whatsoever (including, but not limited to, reasonable attorneys’ fees and costs) in the event of Employee’s breach or alleged breach of any obligation under the Exchange Act, any rules promulgated by the SEC and any other applicable Federal or state laws, rules, regulations or orders.

(e)           The foregoing obligations of confidentiality shall not apply to any Confidential Information and Materials that: (i) are now or subsequently become generally publicly known, other than as a direct or indirect result of the breach by Employee of this Agreement, (ii) are independently made available to Employee in good faith by a third party who has not violated a confidential relationship with the Company, or (iii) are required to be disclosed by law or legal process.  Employee understands and agrees that Employee’s obligations under this Agreement to maintain the confidentiality of the Company’s confidential information are in addition to any obligations of Employee under applicable statutory or common law.  The parties agree that the provisions of this Section 9 shall survive any termination of Employee’s employment with the Company and this Agreement.

10.           Non-Competition and Non-Solicitation.

(a)           Employee agrees that he will not:

(i)           anywhere within the United States, engage, directly or indirectly, alone or as a shareholder (other than as a holder of less than ten percent (10%) of the common stock of any publicly traded corporation), partner, officer, director, employee, consultant or advisor, or otherwise in any way participate in or become associated with, any other business organization that is engaged or becomes engaged in any business that is the same or substantially identical business of the Company, or is directly competitive with, any business activity that the Company is conducting at the time of the Employee’s termination or has notified the Employee that it proposes to conduct and for which the Company has, prior to the time of such termination, expended substantial resources (the “Designated Industry”),

(ii)           divert to any competitor of the Company any customer or business opportunity of the Company, or

(iii)           solicit any employee of or contributor to the Company to change its relationship with the Company, or hire or offer employment to any person to whom the Employee actually knows the Company has offered employment.

(b)           Employee agrees to be bound by the provisions of this Section 10 in consideration for the Company’s employment of Employee, payment of the compensation and benefits provided under Section 5 and Section 6 above and the covenants and agreements set forth herein.  The provisions of this Section 10 shall apply during the term of Employee’s employment with the Company and for a period of one (1) year following termination of Employee’s employment with the Company for any reason, whether such termination is at the initiative of Employee or the Company or before or after expiration of the Term; provided, however, that the provisions of this Section 10 shall cease to apply immediately upon any Change in Control as defined in Section 7 of this Agreement or in the event that the Company terminates Employee’s employment for no reason or for any reason other than Cause during the Term.  The parties agree that the provisions of this Section 10 shall survive any termination of Employee’s employment with the Company and this Agreement, Employee will continue to be bound by the provisions of this Section 10 until their expiration and Employee shall not be entitled to any compensation from the Company with respect thereto except as provided under this Agreement.

(c)           Employee acknowledges that the provisions of this Section 10 are essential to protect the business and goodwill of the Company.  If at any time the provisions of this Section 10 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 10 shall be considered divisible and shall become and be immediately amended to only such area, duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and the Employee agrees that this Section 10 as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

11.           Non-Disparagement.  Employee agrees that he will not, in any written or oral communication (regardless of whether such communication is intended to be private or public), criticize or make any statement which disparages or is derogatory of the Company or any current or former employee, officer, director or affiliate of the Company; provided, however, that nothing herein shall prevent Employee from testifying truthfully in connection with any litigation, arbitration or administrative proceeding when compelled by subpoena, regulation or court order to do so.  The parties agree that the provisions of this Section 11 shall survive any termination of Employee’s employment with the Company and this Agreement.

12.           Notices.  Any notice required or permitted under this Agreement shall be personally delivered or sent by recognized overnight courier or by certified mail, return receipt requested, postage prepaid, and shall be effective when received (if personally delivered or sent by recognized overnight courier) or on the third day after mailing (if sent by certified mail, return receipt requested, postage prepaid) as follows:

As to Employee, at the Employee’s home address on file with the Company.

As to the Company:

Northern Oil and Gas, Inc.
Attn: Chief Executive Officer
315 Manitoba Avenue – Suite 200
Wayzata, Minnesota 55391

Either party may designate a different person to whom notices should be sent at any time by notifying the other party in writing in accordance with this Agreement.

13.           Survival of Certain Provisions.  Those provisions of this Agreement which by their terms extend beyond the termination or non-renewal of this Agreement (including all representations, warranties, and covenants of the parties) shall remain in full force and effect and survive such termination or non-renewal.

14.           Severability.  Each provision of this Agreement shall be considered severable such that if any one provision or clause conflicts with existing or future applicable law, or may not be given full effect because of such law, this shall not affect any other provision which can be given effect without the conflicting provision or clause.

15.           Entire Agreement.  This Agreement contains the entire agreement and understanding between the parties, and supersedes all prior agreements and understandings relating to the subject matter hereof. There are no understandings, conditions, representations or warranties of any kind between the parties except as expressly set forth herein.

16.           Assignability.  Employee may not assign this Agreement to any third party for whatever purpose without the express written consent of the Company.  The Company may not assign this Agreement to any third party without the express written consent of Employee except by operation of law, or through merger, liquidation, recapitalization or sale of all or substantially all of the assets of the Company, provided that the Company may assign this Agreement at any time to an affiliate of the Company.  The provisions of this Agreement shall inure to the benefit of and be binding upon the parties and their respective representatives, successors, and assigns.

17.           Headings.  The headings of the paragraphs and sections of this Agreement are inserted solely for the convenience of reference.  They shall in no way define, limit, extend, or aid in the construction of the scope, extent, or intent of this Agreement.

18.           Waiver.  The failure of a party to enforce the provisions of this Agreement shall not be construed as a waiver of any provision or the right of such party thereafter to enforce each and every provision of this Agreement.

19.           Amendments.  No amendments of this Agreement shall be binding upon the Company or Employee unless made in writing, signed by the parties hereto, and delivered to the parties at the addresses provided herein.

20.           Governing Law.  This Agreement shall be governed by and construed under the internal laws of the State of Minnesota, without regard to the principles of comity and/or the applicable conflicts of laws of any state that would result in the application of any laws other than the State of Minnesota.

21.           Jurisdiction.  This Agreement, including the documents, instruments and agreements to be executed and/or delivered by the parties pursuant hereto, shall be construed, governed by and enforced in accordance with the internal laws of the State of Minnesota, without giving effect to the principles of comity or conflicts of laws thereof.  Employee and the Company agree and consent that any legal action, suit or proceeding seeking to enforce any provision of this Agreement shall be instituted and adjudicated solely and exclusively in any court of general jurisdiction in Minnesota, or in the United States District Court having jurisdiction in Minnesota and Employee and the Company agree that venue will be proper in such courts and waive any objection which they may have now or hereafter to the venue of any such suit, action or proceeding in such courts, and each hereby irrevocably consents and agrees to the jurisdiction of said courts in any such suit, action or proceeding.  Employee and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in said courts, and also agree that service of process or notice upon them shall be deemed in every respect effective service of process or notice upon them, in any suit, action, proceeding, if given or made (i) according to applicable law, (ii) by a person over the age of eighteen (18) who personally served such notice or service of process on Employee or the Company, as the case may be, or (iii) by certified mail, return receipt requested, mailed to employee or the Company, as the case may be, at their respective addresses set forth in this Agreement.

22.           Counterparts and Electronic Signatures.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Agreement.

23.           Taxes and Section 409A.  Company may withhold from any amounts payable under this Agreement such federal, state and local income and employment taxes as Company shall determine are required to be withheld pursuant to any applicable law or regulation.  Employee shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, and other compensation provided to him hereunder.

This Agreement and the compensation payable hereunder is intended to satisfy, or be exempt from, the requirements of Section 409A(a)(2)(3) and (4) of the Code, including current and future guidance and regulations interpreting such provisions, and should be interpreted accordingly.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

NORTHERN OIL AND GAS, INC.

By        /s/ Michael L. Reger
    By:  Michael L. Reger
    Its:  Chief Executive Officer

EMPLOYEE:

  /s/ Darrell Finneman
Darrell Finneman